Exhibit 99.1

Infinity Resources Completes Acquisition of Quest Resource Management Group, LLC

Combination to Harness Commercial, Structural, and Cost Synergies

SCOTTSDALE, AZ and FRISCO, TX - (Marketwire – July 17, 2013) - Infinity Resources Holdings Corp. (OTCQB: IRHC) today announced that it has acquired the remaining 50 percent of Quest Resource Management Group, LLC (Quest) not already owned by Infinity’s wholly owned subsidiary Earth911, Inc. Earth911 has owned 50 percent of Quest since 2009 and had previously announced its intentions to acquire the remaining 50 percent of Quest. Consideration for the purchase of the remaining membership interests of Quest consisted of promissory notes for $22 million and 22 million shares of Infinity common stock.

Brian Dick, Chief Executive Officer of Quest, has been appointed as President and Chief Executive Officer and as a director of Infinity. He stated that combining the underlying organizations will help Infinity achieve overall growth in stockholder value, benefiting from a simplified operating and financial structure and significant commercial synergies. In addition, Jeff Forte, co-founder of Quest, will become a consultant to Infinity and was also appointed as a director of Infinity.

Dick said, “The revenue ramp and sales pipeline at Quest are strong indications that we are just beginning to tap a vast market opportunity. The additional scale and expertise across a broader segment of recycling and resource management spectrum will allow us to accelerate the capture of the opportunity, creating innovative ways to reach new commercial and community markets.”

Quest, a full service resource management consulting group, generated approximately $131 million in revenues in 2012 providing mid-size to Fortune 100 corporate customers with comprehensive sustainability programs, innovative recycling solutions, and environmental protection strategies. Quest’s customers operate in a broad range of industries, including automotive, retail, transportation, education, municipal, food service, hospitality, healthcare, architecture, and corporate/multi-family real estate industries.

Barry Monheit, who has been Infinity’s President and Chief Executive Officer, will remain on Infinity’s Board of Directors along with the other current members. He commented, “The Quest organization and model have proven to be capable of rapid growth and cash generation. The combination of Quest with the additional marketing reach of Earth911 should generate additional opportunities for growth and open new markets for the combined organization. In addition, the integration of management and facilities presents the opportunity for cost synergies and greater profitability.”

About Quest Resource Management Group, LLC

Quest Resource Management Group, LLC provides complete commercial waste stream management for large and mid-sized corporations in a variety of industries. Headquartered in Frisco, Texas, Quest manages the recycling effort of over 14,000 customer locations throughout the United States and Canada. Quest was named one of Inc. Magazine’s fastest growing private companies, ranking No. 928 on the sixth annual Inc. 5000 list in 2011. (http://www.questrmg.com).

About Infinity Resources Holdings Corp.

Infinity Resources Holdings Corp. is the parent company of Earth911, Inc. and Youchange, Inc. Earth911 is the parent company of Quest Resource Management Group, LLC. Collectively, Infinity’s portfolio of sustainability companies covers the full spectrum of the recycling life cycle, providing innovative waste reduction and landfill diversion solutions for recycling and proper disposal of commercial and consumer waste streams. (http://www.infinityresourcesholdingscorp.com).

Safe Harbor Statement

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include statements regarding the company’s assessment that combining the underlying organizations will help Infinity to achieve overall growth in stockholder value, benefitting from a simplified operating and financial structure and significant commercial synergies; the company’s belief that the revenue ramp and sales pipeline at Quest are strong indications that that the company is just beginning to tap a vast market opportunity; the company’s view that the additional scale and expertise across a broader segment of recycling and resource management spectrum will allow the company to accelerate the capture of the opportunity, creating innovative ways to reach new commercial and community markets; the company’s belief that the Quest organization and model have proven to be capable of rapid growth and cash generation; and the company’s assessment that the combination should generate additional opportunities for growth, open new markets, and present opportunities for cost synergies and greater profitability. We caution that these statements are qualified by important factors, many of which are beyond our control, which could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include risks related to the integration of Quest into Earth911, competition in the recycling services industry, demand for our services, our ability to expand our markets, the impact of the current economic environment, and other risks detailed from time to time in our reports filed with the SEC, including our Form 10-K Report for the transition period ended December 31, 2012.

IRHC INVESTOR RELATIONS:

Matt Clawson, Allen & Caron

949.474.4300

Jeff Rassas

480.463.4246